     As filed with the Securities and Exchange Commission on April 8, 1999

                                                      Registration No. 333-12661

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                         AMERICAN EAGLE OUTFITTERS, INC.
             (Exact name of Registrant as specified in its charter)

             Delaware                                            13-2721430
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                              150 Thorn Hill Drive
                         Warrendale, Pennsylvania 15086
              (Address of Registrant's principal executive offices)

                           --------------------------

                         AMERICAN EAGLE OUTFITTERS, INC.
                             1994 STOCK OPTION PLAN
                            (Full Title of the Plan)

                           --------------------------

                                 Dale E. Clifton
            Vice President, Controller, and Chief Accounting Officer
                         American Eagle Outfitters, Inc.
                              150 Thorn Hill Drive
                         Warrendale, Pennsylvania 15086
                                 (724) 776-4857
            (Name, address and telephone number of agent for service)

                           --------------------------

                          Copies of Correspondence to:
                             Neil Bulman, Jr., Esq.
                         Porter, Wright, Morris & Arthur
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 227-2219

                   POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8

         This Post-Effective Amendment No. 2 (this "Amendment") is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act") by American Eagle Outfitters, Inc. f/k/a Natco Industries, Inc., a Delaware corporation ("New American Eagle" or the "Corporation"), which is the successor to American Eagle Outfitters, Inc., a Delaware corporation ("American Eagle"), following a statutory merger effective April 7, 1999 (the "Merger") for the purpose of reorganizing American Eagle's organizational structure. Immediately prior to the Merger, New American Eagle's only asset was its 6,991,174 shares of American Eagle common stock. In connection with the Merger, New American Eagle succeeded by operation of law to all of the assets and liabilities of American Eagle, which became its wholly-owned subsidiary. The Merger was approved by the shareholders of American Eagle at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         In accordance with Rule 414 under the Securities Act, New American Eagle, as successor issuer to American Eagle, hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Exchange Act.

         The applicable registration fees were paid at the time of the original filing of this registration statement.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) Article Seventh of New American Eagle's Certificate of Incorporation provides that New American Eagle shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall indemnify against all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith. Without limiting the generality of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in Article Seventh.

         Article Seventh expressly states that neither the amendment nor repeal of the By-Laws or the Certificate of Incorporation shall adversely affect any right to indemnification for acts occurring prior to such amendment or repeal. The right of indemnification and advancement of expenses provided by Article Seventh is not exclusive of any other rights of indemnification or advancement of expenses that may be available.

         All indemnification rights in Article Seventh and Article IX of New American Eagle's By-Laws are contract rights. If any provision of Article IX is held invalid, illegal or unenforceable, the remaining provisions of Article IX shall not be affected. An indemnitee also may elect, as an alternative to the
Article IX procedures, to follow procedures authorized by applicable corporate law or statute. Article IX sets forth specific procedures for the advancement of expenses and for the determination of entitlement to indemnification.

         Advancement of expenses are to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances provided that the claimant delivers an undertaking to repay all amounts so advanced unless it shall ultimately be determined that such person is entitled to be indemnified. To obtain indemnification, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine and to what extent the claimant is entitled to indemnification. In the event the determination of entitlement is to be made by Independent Counsel as set forth in the Certificate of Incorporation, the Independent

Counsel shall be selected by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination. If a claim has not been paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time bring suit against the Corporation to recover the unpaid amount and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim.

         If a determination shall be made that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Article IX that the procedures and presumptions of the By-Laws are not valid, binding, and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of the By-Laws.

         (b) Under Section 145 of the Delaware Law, indemnification of any person who is or was a party or threatened to be made so in any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving as such of another corporation of other enterprise at the request of the corporation is permitted against expenses, fines and amounts paid in settlement actually and reasonably incurred by him in such proceeding where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. Indemnification against expenses (including attorneys' fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the Delaware Law in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit of the type described above. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made (unless ordered by a court) by majority vote of the disinterested directors, by independent legal counsel, or by the stockholders. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.

         (c) Under Section 145 of the Delaware Law and Article IX of the By-Laws, New American Eagle may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of New American Eagle, or who, while serving in such capacity, is or was at the request of New American Eagle, a director, officer, employee or agent of another corporation or other enterprise, against liability asserted against or incurred by such person in any such capacity whether or not New American Eagle would have the power to provide indemnity under Section 145 or the By-Laws. New American Eagle has obtained insurance which, subject to certain exceptions, insures the directors and officers of New American Eagle and its subsidiaries.

         (d) New American Eagle has succeeded to indemnification contracts entered into by American Eagle with its directors and certain officers which provide that such directors and officers will be indemnified to the fullest extent provided by Section 145 of the Delaware Law (or such other future statutory provision authorizing or permitting indemnification) against all expenses (including attorneys' fees), judgments, fines and settlement amounts, actually and reasonably paid or incurred by them in any action or proceeding, including any action by or in the right of New American Eagle, by reason of the fact that they were a director, officer, employee or agent of New American Eagle, or were serving at the request of New American Eagle as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         No indemnity will be provided under such indemnification contracts (i) except to the extent that the aggregate losses to be indemnified pursuant thereto exceed the amount for which the indemnitee is indemnified pursuant to any directors and officers liability insurance purchased and maintained by New American Eagle; (ii) in respect to remuneration paid to an indemnitee if it shall be determined by a final judgment that such remuneration was in violation of law; (iii) on account of any suit in which judgment is rendered against an indemnitee for an accounting of profits made from the purchase or sale by indemnitee of securities of New American Eagle pursuant to the provisions of
Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; (iv) on account of the indemnitee's act or omission being finally adjudged to have been not in good faith or involving intentional misconduct or a knowing violation of law; or (v) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

         (e) Article Seventh of New American Eagle's Certificate of Incorporation provides that a director of New American Eagle shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to New American Eagle or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived any improper personal benefit.

         The above discussion of New American Eagle's By-Laws, Certificate of Incorporation, indemnification agreements, and of Section 145 of the Delaware Law is not intended to be exhaustive and is respectively qualified in its entirety by such By-Laws, Certificate of Incorporation and statutes.


ITEM 8.           EXHIBITS

Exhibit Number                          Description
--------------                          -----------

     5            *       Opinion of Porter, Wright, Morris & Arthur regarding
                          legality.

     15           *       Acknowledgement Letter of Ernst & Young LLP.

     23(a)                Consent of Porter, Wright Morris & Arthur (included in
                          Exhibit 5 filed herein).

     23(b)        *       Consent of Ernst & Young LLP.

     24 Powers of Attorney. (Reference is made to Exhibit 24 to Post-Effective Amendment No. 2 to Form S-8, as amended, (Registration No. 333-44759), filed with the Securities and Exchange Commission on April 8, 1999, and incorporated herein by reference).

-------------------
* Filed with this Registration Statement

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 8, 1999.

                                        AMERICAN EAGLE OUTFITTERS, INC.,
                                        a Delaware corporation,

                                        By: /s/ George Kolber
                                            --------------------------------
                                            George Kolber, Vice Chairman and
                                            Chief Operating Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

           SIGNATURE                               TITLE                                   DATE
    *Jay L. Schottenstein           Chairman of the Board of Directors and     )      April 8, 1999
-------------------------------     Chief Executive Officer                    )
     Jay L. Schottenstein           (Principal Executive Officer)              )
                                                                               )
                                                                               )
    *Saul Schottenstein             Vice Chairman of the Board of Directors    )      April 8, 1999
-------------------------------                                                )
     Saul Schottenstein                                                        )
                                                                               )
                                                                               )
   /s/ George Kolber                Vice Chairman of the Board of Directors    )      April 8, 1999
-------------------------------     and Chief Operating Officer                )
     George Kolber                                                             )
                                                                               )
                                                                               )
    *Dale E. Clifton                Vice President, Controller, and            )      April 8, 1999
-------------------------------     Chief Accounting Officer                   )
     Dale E. Clifton                (Principal Accounting Officer)             )
                                                                               )
                                                                               )
    *Laura A. Weil                  Executive Vice President and Chief         )      April 8, 1999
-------------------------------     Financial Officer (Principal Financial     )
     Laura A. Weil                  Officer)                                   )
                                                                               )
                                                                               )
    *Martin P. Doolan               Director                                   )      April 8, 1999
-------------------------------                                                )
     Martin P. Doolan                                                          )
                                                                               )
                                                                               )
    *Thomas R. Ketteler             Director                                   )      April 8, 1999
-------------------------------                                                )
     Thomas R. Ketteler                                                        )
                                                                               )
                                                                               )
    *John L. Marakas                Director                                   )      April 8, 1999
-------------------------------                                                )
     John L. Marakas                                                           )

    *David W. Thompson              Director                                   )      April 8, 1999
-------------------------------                                                )
     David W. Thompson                                                         )
                                                                               )
                                                                               )
    *Gilbert W. Harrison            Director                                   )      April 8, 1999
-------------------------------                                                )
     Gilbert W. Harrison                                                       )
                                                                               )
                                                                               )
    *Ari Deshe                      Director                                   )      April 8, 1999
-------------------------------                                                )
     Ari Deshe                                                                 )
                                                                               )
                                                                               )
    *Jon P. Diamond                 Director                                   )      April 8, 1999
-------------------------------                                                )
     Jon P. Diamond                                                            )
                                                                               )
                                                                               )
    *Michael G. Jesselson           Director                                   )      April 8, 1999
-------------------------------                                                )
     Michael G. Jesselson                                                      )
                                                                               )
                                                                               )
    *Gerald E. Wedren               Director                                   )      April 8, 1999
-------------------------------                                                )
     Gerald E. Wedren                                                          )
                                                                               )
                                                                               )
    *Roger S. Markfield             Director                                   )      April 8, 1999
-------------------------------                                                )
     Roger S. Markfield                                                        )


*By: /s/ George Kolber
    ------------------------------------
     George Kolber, attorney-in-fact
     for each of the persons indicated

                           Registration No. 333-12661

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                           --------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2
                       TO FORM S-8 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------


                         AMERICAN EAGLE OUTFITTERS, INC.


                                   ----------

                                    EXHIBITS

                                   ----------

                                   EXHIBIT INDEX


Exhibit                                  Exhibit
Number                                 Description
------                                 -----------

5          *         Opinion of Porter, Wright, Morris & Arthur regarding
                     legality.

15         *         Acknowledgement Letter of Ernst & Young LLP.

23(a)                Consent of Porter, Wright Morris & Arthur (included in
                     Exhibit 5 filed herein).

23(b)      *         Consent of Ernst & Young LLP.

24 Powers of Attorney. (Reference is made to Exhibit 24 to Post-Effective Amendment No. 2 to Form S-8, as amended, (Registration No. 333-44759), filed with the Securities and Exchange Commission on April 8, 1999, and incorporated herein by reference).

-------------------
* Filed with this Registration Statement